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J.P. Morgan
Akasaka Park Building
2-20, Akasaka 5-chome                                      [JPMorgan Letterhead]
Mirato-Ku, Tokyo 107-6151
www.jpmorgan.com
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Press Statement                                                   March 30, 2000

  J.P. MORGAN TO PARTNER WITH SONY AND SAKURA BANK IN NEW ON-LINE BANK VENTURE

Tokyo, March 30 -- In conjunction with Sony Corporation's on-line banking announcement today, Bruce Carnegie-Brown, chairman of J.P. Morgan Securities Asia Pte. Limited, said the following:

"J.P. Morgan is proud to lend its support to Sony's planned establishment of a Net Bank in Japan. We believe that the Sony Net Bank will quickly establish itself as the leading internet bank in Japan and we are pleased to be a partner in this exciting undertaking.

"J.P. Morgan has a market leadership position in providing private banking services to clients in the U.S. for more than 100 years and, today, manages more than $350 billion in assets for individuals and institutions globally.

"Two weeks ago in the United States, we extended the appeal of this service by launching an on-line private banking service. This service combines trusted, independent, integrated wealth management advice, which is a hallmark of J.P. Morgan's reputation globally, with the state-of-the-art technology made possible by the rapid development of internet-based e-commerce services.

"We have been an active participant in the Japanese market for more than 75 years, striving always to bring new ideas and innovation to this market. We are delighted to be partnering with Sony Corporation and Sakura Bank to offer these new capabilities to the Japanese market where the growth opportunities are unparalleled."

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Contacts:           Tokyo          Peter McKillop                  813-5573-1224
                                   Shuri Fukunaga                  813-5573-1224